              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of Advanced Polymer Systems, Inc. and the Trustees and Participants in the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan:

We consent to incorporation by reference in the Registration Statement (No. 33-29084) on Form S-8 of Advanced Polymer Systems, Inc. of our report dated June 20, 2000 relating to the statements of net assets available for benefits of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule of assets held for investment purposes at end of year 1999 and schedule of nonexempt transactions for the year ended December 31, 1999 which report appears in the December 31, 1999 annual report on Form 11-K of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan.



                                                 /s/KPMG LLP


San Francisco, California
June 20, 2000